Exhibit 99.(h)(13)(ii)

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of May, 2008, by and among COLUMBUS LIFE INSURANCE COMPANY, an Ohio corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto, as may be amended from time to time (each such account referred to as an “Account”), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the “Fund”), a Maryland corporation, MORGAN STANLEY DISTRIBUTION, INC. (the “Underwriter”), a Delaware corporation, and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (the “Adviser”), a Delaware corporation.

WHEREAS, the Company, the Fund, the Underwriter and the Adviser have entered into a Participation Agreement dated as of March 15, 2003, as such agreement may be amended from time to time (the “Participation Agreement”); and

WHEREAS, the Company, the Fund, the Underwriter, and the Adviser wish to amend the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund, the Underwriter, and the Adviser agree to amend the Participation Agreement as follows:

1.             Schedule A of the Participation Agreement is unchanged but restated in its entirety in the attached Schedule A.

2.             Schedule B of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule B.

3.             Except as provided herein, the Participation Agreement shall remain in full force and effect.  This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

4.             This Amendment may be amended only by written instrument executed by each party hereto.

5.             This Amendment shall be effective as of the date written above.

Ex.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

COLUMBUS LIFE INSURANCE COMPANY

By:	/s/ J.J. Miller
Name: J.J. Miller
Title: President and Chief Executive Officer

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:	/s/ Ronald E. Robinson
Name: Ronald E. Robison
Title: President

MORGAN STANLEY DISTRIBUTION, INC.

By:	/s/ Michael Pl. Kiley
Name: Michael P. Kiley
Title: President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:
Name: Ronald E. Robison
Title: Managing Director

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number and Name of Contract Funded by Separate Account

Columbus Life Insurance Company Separate	CL 79 0203, Legacy Survivorship Variable Universal Life
Account 1, established September 10, 1998
CL 75 0101, Pinnacle Variable Universal Life

CL 84 0503, Pinnacle II Variable Universal Life

SCHEDULE B

PORTFOLIOS OF THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

AVAILABLE UNDER THIS AGREEMENT

Emerging Markets Equity Portfolio – Class II Shares

U.S. Mid Cap Value Portfolio – Class II Shares